INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Sales OnLine Direct, Inc. on Form S-3 of our report dated April 12, 2000 appearing in the Annual Report on Form 10-KSB of Sales OnLine Direct, Inc. for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.

/s/ Wolf & Company, P.C.
Wolf & Company, P. C.


Boston, Massachusetts
October 24, 2000